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                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                            -------------    ----------------------------------------------------------------------
                                                 2001           2000           1999           1998           1997          1996
                                            -------------    ---------     -----------     ----------     -----------    ----------
                                                                          (DOLLARS IN THOUSANDS)
EARNINGS
  Earnings before income taxes,
  extraordinary items, and non-cash
  write-downs of oil and gas properties         $122,466      $194,549         $54,779        $11,997         $21,517       $39,269

  Add fixed charges
    (excluding portion capitalized)                2,986         9,880          15,852         15,818           6,370         6,265
                                             -----------     ---------     -----------     ----------     -----------    ----------
  Total earnings                                $125,452       204,429         $70,631        $27,815         $27,887       $45,534
                                             ===========     =========     ===========     ==========     ===========    ==========

FIXED CHARGES
  Interest cost and amortization of
    financing costs and debt discount             $7,428       $13,529         $17,868        $17,496          $6,201        $6,084

  Portion of rental cost equivalent to
    interest  (estimated to be one-third
    of rental cost)                                  317           378             283            405             366           271
                                             -----------     ---------     -----------     ----------     -----------    ----------
  Total fixed charges                             $7,745       $13,907         $18,151        $17,901          $6,567        $6,355
                                             ===========     =========     ===========     ==========     ===========    ==========

Ratio of earnings to fixed charges                  16.2          14.7             3.9            1.6             4.3           7.2
                                             ===========     =========     ===========     ==========     ===========    ==========


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